Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

CBI Receives NASDAQ Staff Deficiency Letter

Independent Directors must head all Corporate Governance Committees

RICHMOND, VA (May 18, 2006) – On May 15, 2006, Commonwealth Biotechnologies, Inc. (CBI) (NASDAQ Capital Market: CBTE), a solutions provider to the global biotechnology industry, government agencies, pharmaceutical companies, and academic institutions, received a staff deficiency letter indicating that it was not in compliance with Nasdaq’s Nominating Committee requirements as set forth in Marketplace Rule 4350(c)(4) because the committee was chaired by Mr. Thomas R. Reynolds, a non-independent director. Mr. Reynolds immediately resigned his position on the committee and was replaced as chair by Mr. Joseph Slay, an independent director. The Company was subsequently notified by NASDAQ that it regained compliance with the Rule and that the matter is now closed.

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About CBI

Commonwealth Biotechnologies, Inc. is a solutions provider to the global biotechnology industry, academic institutions, government agencies, and pharmaceutical companies. It offers broad ranging expertise and a complete array of the most current analytical and synthetic chemistries and biophysical analysis technologies, many of which are not available from other commercial sources. CBI has crafted a stimulating, open environment where scientists collaborate among themselves and with our clients, take on interesting challenges and develop creative solutions. Through its FIL division, CBI offers comprehensive genetic identity testing, including paternity, forensic, and CODIS analyses. CBI is accredited by the American Association of Blood Banks, CLIA, and the

National Forensic Science Technology Council, and operates fully accredited BSL-3 laboratory. For more information, visit CBI on the web at www.cbi-biotech.com and visit FIL at www.fairfaxidlab.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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